Exhibit 99.1

Corel Q3 2009 Financial Results Conference Call
Script for Kris Hagerman & Doug McCollam

Catherine Hughes:

Good afternoon everyone and thank you for joining us today. A copy of our press release was posted on the wire this afternoon and is available on Corel’s Investor Relations website at investor.corel.com.

With me today to discuss the company’s financial results are Corel’s Chief Executive Officer Kris Hagerman and Chief Financial Officer Doug McCollam.

Before we begin, I would like to remind everyone that the matters we are discussing today include predictions, estimates, expectations and other forward-looking statements which are based on estimates and assumptions made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. These statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance or achievements to differ materially, including the recent disruption in the overall economy and financial and credit markets, competitive threats from other software and online services companies, and our reliance on a small number of strategic relationships for a significant percentage of our revenue which relationships may be terminated at any time. Please refer to our press release and Corel’s most recent SEC filings for a more detailed discussion of these and other risk factors. These factors should be considered carefully, and readers should not place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date they are made and we disclaim any obligation or undertaking to provide any updates or revisions to them, except as required by law.

Corel’s financial results are prepared according to U.S. GAAP and are reported in US currency. Additionally, this call will include a discussion of Adjusted EBITDA and Adjusted Net Income, which are non-GAAP measures. The reasons why we use non-GAAP financial measures, the reasons we think they are useful to investors, the GAAP financial measures that correspond to non-GAAP financial measures, and the reconciliation between the two are set forth in our press release and are available on our website and in our filings with the SEC. Investors are encouraged to review the related GAAP financial measures and the reconciliations of the non-GAAP financial measures to the closest GAAP measures.

Today’s call is being recorded and is the property of Corel Corporation. Any retransmission or rebroadcast without the express written consent of Corel is prohibited.

With that, I will now turn the call over to Kris Hagerman.

Kris Hagerman:

Thank you Catherine and good afternoon everyone. Thank you for joining us.

I’ll begin with a brief recap of our financial results for the third quarter, touch on some business highlights, and then turn the call over to Doug McCollam, who will provide a more detailed review of our third quarter financial performance.

As we announced last month, Tom Berquist has joined the company as our new CFO and will assume his new role following today’s filing of our third quarter results. Tom spent 10 years as an equity research analyst covering leading software companies including Microsoft, Adobe, Intuit, Symantec, and Autodesk. Most recently, he spent three years as CFO at Ingres, an open source software company based in the Bay Area. Tom’s industry insight and solid financial credentials make him an ideal fit for Corel and we’re delighted to have him as a member of our executive management team. As we announced earlier, Doug will remain with the company for a brief transition period and will begin a career sabbatical later this month. Doug has provided solid financial leadership over the past 5 years and Corel’s board and management team wish him all the best.

Turning now to our results for the third quarter:

The weakness in the global economy continued to place downward pressure on revenue, particularly in North America and Europe. Revenues in the third quarter were $47.4 million, down 28 percent year over year. GAAP net income was $0.5 million. Non-GAAP adjusted net income was $7.2 million in the quarter. Non-GAAP adjusted EBITDA was $9.6 million, or 20% of revenue, and the Company generated $7.3 million in cash from operations.

From an operating income perspective, we were able to mitigate the impact of decreased revenues and gross margins by reducing our operating expenses by 28% or $10.5 million year over year. This was driven by our prior restructuring activities, a decrease in discretionary spending, and favorable fluctuations in foreign exchange related to the strengthening of the US Dollar against the Canadian Dollar and Pound Sterling.

Our global team’s commitment and discipline has been instrumental in enabling us to steer through this difficult economic cycle, while keeping our EBITDA percentage relatively constant.

Revenues for both our Digital Media and Graphics and Productivity businesses were down year over year, due primarily to the economic slowdown as retailers, resellers and customers chose to defer additional software purchases. The systemic nature of the slowdown was evident in the quarter, as we experienced a decline across each of our major channels and geographical regions.

Despite the challenging economic conditions, Corel continued to place an emphasis on innovation, delivering software that provides easier, more compelling ways for our customers to create, edit, share, and enjoy digital content. In Q3 we introduced Corel Home Office, providing consumers with a light, fast and affordable productivity suite loaded on a USB stick for maximum flexibility. We also announced the winners of the CorelDRAW International Design Competition – a global showcase for our CorelDRAW community that highlighted the creativity of our users, the versatility of the product and its growing appeal in a wide variety of industries and new markets including Latin America, Eastern Europe and Asia Pacific.

Our drive towards simplicity and enhanced usability is perhaps best exemplified in our most recent product release, Corel Digital Studio 2010. Designed specifically for the consumer who captures digital photos and videos on their point-and-shoot cameras or smartphones, Corel Digital Studio taps into the dramatic growth of digital photo capture and video creation, and makes it much easier for consumers to make the most of their digital memories. The first offering of its kind on the PC platform, Digital Studio makes it easy to organize, edit, and share digital photos and videos, even for those who have no prior experience. Digital Studio also includes easy uploading options to key social networking sites such as Facebook, YouTube and Flickr and incorporates backup, burning and playback capabilities — all within an elegant and consistent user interface. We are excited about the positive early reviews for Digital Studio and growing customer interest, and we believe it represents a significant new opportunity for Corel to address the needs of the mass consumer market.

I’ll now turn the call over to Doug McCollam, Corel’s CFO, for a more detailed discussion of our financial performance.

Doug?

Doug McCollam:
Thank you Kris.

Revenues for the third quarter were $47.4 million compared to $66.2 million for the third quarter of 2008.

GAAP net income for the third quarter 2009 was $529,000, or $0.02 on a per share basis, compared to GAAP net income of $1.6 million, or $0.06 per share in the third quarter of 2008.

Non-GAAP adjusted net income was $7.2 million in the third quarter of 2009 compared to $10.2 million in the third quarter of 2008. Non-GAAP EPS was $0.27 in the third quarter 2009 compared to $0.39 in the same period of last year.

First, let’s cover some of the details on the revenue line.

Revenue in our digital media business was $20.4 million, down 28 percent, compared to the $28.3 million recorded in the third quarter last year.

Revenue in our graphics and productivity business was $27.0 million, down 29 percent compared to the $37.9 million in the third quarter of last year. The decrease is spread over a number of products primarily, CorelDRAW Graphics Suite, WordPerfect, iGrafx and WinZip.

On a geographic basis, the Americas made up 53% of revenue, with Asia Pacific contributing 23%, and EMEA contributing 24% for the third quarter of 2009.

Gross margin in the third quarter, excluding the amortization of intangible assets for the quarter, was 72.9%. The decline from the 76.9% achieved in the third quarter last year was mainly attributable to a change in product mix. Of note was that sequentially gross margin excluding the amortization of intangible asset improved by 1.7 percentage points from the 71.2% in Q2 to the 72.9% in Q3.

Sales and marketing expense for the quarter was $13.7 million, or 29% of revenue, compared to $17.9 million, or 27% in Q3 of 2008, on a higher sales base. Sales and marketing expense were down 23% on a year over year basis.

R&D was $7.9 million in Q3, or 17% of revenues compared to $10.6 million or 16% last year.

G&A expenses were $5.1 million for the quarter, or 11 % of revenues compared to $8.4 million or 13 % last year. In absolute terms, G&A expenses were down 3.3 million or 39% from a year ago.

These decreases in our operating expenses were a function of the restructuring completed in the second quarter of 2009 and the fourth quarter of last year, the favorable impact of foreign exchange, and our continuing focus on disciplined cost control.

Operating income was $1.6 million in the third quarter of 2009 compared to operating income of $7.3 million in the same quarter of last year.

Because of various acquisition related charges – both cash and non-cash—and the covenants that govern our debt, we focus internally on Non-GAAP Adjusted EBITDA as a key operating metric. Non-GAAP Adjusted EBITDA in the third quarter was $9.6 million, or 20% of revenue. This was down from the $15.8 million (or 24% of revenue) recorded in the third quarter of 2008. We are pleased that we were able to maintain a 20% EBITDA margin despite the downward pressure on revenue brought about by the economic climate and an unfavorable change in our product mix which I referenced earlier.

Working down the rest of the income statement there are a couple of lines worth noting:

Net interest expense in the quarter was $2.8 million, which was $0.8 million lower than the same period last year. This was largely due to a 25% reduction of the outstanding long-term debt, primarily as a result of our cash sweep payment made at the beginning of the second quarter, our voluntary debt payments of $20M made in the third quarter of fiscal 2009, and the favourable impact of mark-to-market adjustments on the valuation of our unhedged interest rate swaps.

Other non-operating expenses of $165,000 were $869,000 lower than in the third quarter of 2008, due to significantly larger foreign exchange losses in the prior year.

Our tax recovery of $2.1 million consisted of current tax recovery of $1.4 million largely related to the reversal of certain tax uncertainties which are now outside of the potential examination period and deferred tax recovery of $0.7 million mainly related to the amortization of the intellectual property acquired with InterVideo. Cash taxes in the period were only $130,000 versus the $1.0 million paid in Q3 2008.

As we stated earlier, our Non-GAAP Adjusted Net Income for the third quarter of 2009 was $7.2 million or $0.27 per share.

Turning now to the balance sheet and cash flows:

Cash and cash equivalents at August 31st were approximately $18.9 million. During the third quarter of fiscal 2009 we made voluntary debt repayments of $20.0 million.

Cash flow from operations in the third quarter was approximately $7.3 million compared to $6.2 million in the same quarter of last year.

Trade accounts receivable at the end of the quarter were $22.6 million. Our trade DSO in the third quarter of 2009 was 50 days, down 3 days from last quarter, and up 11 days from the third quarter of last year. Of note was the significant reduction in over 30 days plus accounts receivable, down approximately 50% from the last five quarters.

Capex in the third quarter was only $14,000, down significantly from the $1.7 million recorded in Q3 last year. The expense discipline in OPEX, as mentioned earlier, extends to Capex also.

Total debt, including obligations under capital leases, at the end of the third quarter was $119.0 million and decreased in the period due to the previously mentioned $20.0 million voluntary debt payments.

With that, I will turn the call back over to Kris for his closing thoughts.

Kris Hagerman:

Thank you Doug.

It has been a challenging period for many companies and industries, and Corel is no exception. However, one of Corel’s greatest strengths is the adaptability and resilience of our global employees. I am proud to be part of this team as the new permanent CEO and I am pleased that we have attracted some strong, seasoned leaders to round out the talent and expertise on our executive management team. As I mentioned earlier, Tom Berquist has recently joined the company as our new CFO and I’d now like to introduce him and have him say a few words before we wrap up today’s call.

Tom?

Tom Berquist:

Thanks Kris. I’m very pleased to join the Corel team, particularly at a time when there is so much change occurring in the industry. With the breadth of its product portfolio, its well entrenched distribution channels, strong financial foundation and global reach, Corel has a real opportunity to differentiate itself in an increasingly fragmented digital media market. While we anticipate that there will some lingering consumer uncertainty, even after the market recovery begins, the Company’s investments in user experience coupled with its long-standing value orientation and demonstrated financial discipline, will position it favorably over the long term. I’m looking forward to working with Kris and the team as we build a strategy to fuel Corel’s expansion and growth over the next several years.

Kris:
Thanks Tom. Operator, we’ll now open the call for questions.